Exhibit 99.2

American International Group, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

On June 2, 2020, American International Group, Inc. (“AIG”) completed the sale of a majority of the interests in Fortitude Group Holdings, LLC (“Fortitude Holdings”) to Carlyle FRL, L.P. (“Carlyle FRL”), an investment fund advised by an affiliate of The Carlyle Group Inc. (“Carlyle”), and T&D United Capital Co., Ltd. (“T&D”), a subsidiary of T&D Holdings, Inc., under the terms of a membership interest purchase agreement (the “Membership Interest Purchase Agreement”) entered into on November 25, 2019 by and among AIG, Fortitude Holdings, Carlyle FRL, Carlyle, T&D and T&D Holdings, Inc. (the “Majority Interest Fortitude Sale”). AIG established Fortitude Reinsurance Company Ltd. (“Fortitude Re”), a wholly owned subsidiary of Fortitude Holdings, in 2018 in connection with a series of affiliated reinsurance transactions related to AIG’s Legacy Portfolio. As of March 31, 2020, these reinsurance transactions included the cession of approximately $30 billion of reserves from AIG’s Legacy Life and Retirement Run-Off Lines and approximately $4 billion of reserves from AIG’s Legacy General Insurance Run-Off Lines, related to business written by multiple wholly-owned AIG subsidiaries. As of closing of the Majority Interest Fortitude Sale, these reinsurance transactions are no longer considered affiliated transactions and Fortitude Re is the reinsurer of the majority of AIG’s Legacy Portfolio. As these reinsurance transactions are structured as modified coinsurance and loss portfolio transfers with funds withheld, following the closing of the Majority Interest Fortitude Sale, AIG will continue to reflect the invested assets, which consist mostly of available for sale securities, supporting Fortitude Re’s obligations, in AIG’s financial statements.

AIG sold a 19.9 percent ownership interest in Fortitude Holdings to TC Group Cayman Investments Holdings, L.P. (“TCG”), an affiliate of Carlyle, in November 2018 (the “2018 Fortitude Sale”). As a result of completion of the Majority Interest Fortitude Sale, Carlyle FRL purchased from AIG a 51.6 percent ownership interest in Fortitude Holdings and T&D purchased from AIG a 25 percent ownership interest in Fortitude Holdings; AIG retained a 3.5 percent ownership interest in Fortitude Holdings and one seat on its Board of Managers. The approximately $2.2 billion of proceeds received by AIG at closing include (i) the approximately $1.8 billion under the Majority Interest Fortitude Sale, which is subject to a post-closing purchase price adjustment pursuant to which AIG will pay Fortitude Re for certain adverse development in property casualty related reserves, based on an agreed methodology, that may occur on or prior to December 31, 2023, up to a maximum payment of $500 million; and (ii) a $383 million purchase price adjustment from Carlyle FRL and T&D, corresponding to their respective portions of a proposed $500 million non-pro rata distribution from Fortitude Holdings that was not received by AIG prior to the closing.

In connection with the Majority Interest Fortitude Sale, AIG, Fortitude Holdings, and TCG have agreed that, effective as of the closing, (i) AIG’s investment commitment targets under the 2018 Fortitude Sale (whereby AIG had agreed to invest certain amounts into various Carlyle strategies and to make certain minimum investment management fee payments by November 2021) have been assumed by Fortitude Holdings and AIG has been released therefrom, (ii) the purchase price adjustment that AIG had agreed to provide TCG in the 2018 Fortitude Sale (whereby AIG had agreed to reimburse TCG for adverse development in property casualty related reserves, based on an agreed methodology, that may occur on or prior to December 31, 2023, up to the value of TCG’s investment in Fortitude Holdings) has been terminated, and (iii) TCG remains obligated to pay AIG $115 million of deferred consideration upon settlement of the post-closing purchase price adjustment referred to above. This latter amount is composed of $95 million of deferred consideration contemplated as part of the 2018 Fortitude Sale, together with $19.9 million in respect of TCG’s 19.9 percent share of the unpaid portion of the $500 million non-pro rata dividend to be paid to AIG under the 2018 Fortitude Sale (TCG paid $79.6 million to AIG on May 26, 2020). In addition, the 2018 Capital Maintenance Agreement between AIG and Fortitude Re and the letters of credit issued in support of Fortitude Re and subject to reimbursement by AIG in the event of a drawdown were terminated as of the closing of the Majority Interest Fortitude Sale. Upon closing of the Majority Interest Fortitude Sale, AIG entered into a transition services agreement with Fortitude Holdings for the provision of transition services for a period after closing, and letter of credit agreements with certain financial institutions, which issued letters of credit in support of certain General Insurance subsidiaries that have reinsurance agreements in place with Fortitude Re in the amount of $600 million.  These letters of credit are subject to reimbursement by AIG in the event of a drawdown by these insurance subsidiaries.

The following unaudited pro forma condensed consolidated financial statements and accompanying notes present the impact of the events directly attributable to the Majority Interest Fortitude Sale on the historical condensed consolidated financial statements of AIG.

The unaudited pro forma condensed consolidated financial statements include historical unaudited amounts as of and for the three months ended March 31, 2020 and information derived from the audited amounts for the year ended December 31, 2019.

The unaudited pro forma condensed consolidated financial statements give effect to the Majority Interest Fortitude Sale as if it had occurred on (i) March 31, 2020 for purposes of the unaudited pro forma condensed consolidated balance sheet and (ii) January 1, 2019 for purposes of the unaudited condensed consolidated statements of income for the three months ended March 31, 2020 and for the year ended December 31, 2019. The historical financial information has been adjusted in the unaudited pro forma condensed consolidated financial statements to give pro forma effect to events that are directly attributable to the Majority Interest Fortitude Sale, which includes adjusting the pro forma financial information for items related to the 2018 Fortitude Sale which will also be impacted by the Majority Interest Sale, and that are factually supportable and are expected to have a continuing impact on AIG’s financial statements. Actual results may differ from pro forma adjustments.

AIG | Pro Forma Condensed Consolidated Financial Statements 1

At March 31, 2020, the pro forma financial statements reflect a total after-tax decrease to total AIG shareholders’ equity of $3.9 billion which includes AIG’s recognition of the loss related to the prepaid insurance assets and deferred acquisition costs recorded by the ceding subsidiaries associated with the affiliated reinsurance transactions executed with Fortitude Re.  The $3.9 billion reduction to AIG shareholders’ equity is comprised of a $5.2 billion after-tax loss recorded in retained earnings which is offset in part by a $1.3 billion increase in accumulated other comprehensive income. The $5.2 billion after-tax loss is comprised of (i) a $2.7 billion (after-tax) loss related to the write-off of $2.3 billion (after-tax) of prepaid insurance assets and $0.4 billion (after-tax) of deferred acquisition costs and (ii) $2.5 billion (after-tax) loss related to the incremental loss on the Majority Interest Fortitude Sale. The $1.3 billion (after-tax) increase in accumulated other comprehensive income is due to the release of shadow adjustments primarily related to future policy benefits concurrent with the closing of the Majority Interest Fortitude Sale. As a result of significant unrealized appreciation of investments in a sustained low interest rate environment coupled with widening corporate credit spreads AIG recorded shadow adjustments which reflected the change in future policy benefit liabilities with an offset to other comprehensive income.

The total after-tax pro forma loss of $3.9 billion is based upon market conditions that existed as of March 31, 2020 and other assumptions stated in these unaudited pro forma condensed consolidated financial statements, and accordingly, the amount of such loss and changes recorded in AIG’s second quarter financial statements will differ from the amounts presented herein.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes. The unaudited pro forma condensed consolidated financial statements were derived in part from, and should be read in conjunction with, the historical unaudited interim condensed consolidated financial statements of AIG included in AIG’s Quarterly Report on Form10-Q for the three months ended March 31, 2020 and the historical audited consolidated financial statements of AIG included in AIG’s Annual Report on Form 10-K for the year ended December 31, 2019.

The unaudited pro forma condensed consolidated financial statements (i) are presented based on information currently available, (ii) are intended for informational purposes only, and (iii) are not intended to reflect the results of operations or the financial position of the AIG that would have resulted had the Majority Interest Fortitude Sale been effective as of and during the periods presented or the results that may be obtained by AIG in the future. The unaudited pro forma condensed consolidated financial statements as of and for the periods presented do not reflect future events that are not directly attributable to the Majority Interest Fortitude Sale and that may occur after the Majority Interest Fortitude Sale. Future results may vary significantly from the results reflected in the unaudited pro forma condensed consolidated financial statements.

2 AIG | First Quarter 2020 Form 10-Q

American International Group, Inc.

Pro Forma Condensed Consolidated Balance Sheet (unaudited)

	March 31,			March 31,
	2020	Pro Forma		2020
(in millions, except for share data)	(As Reported)	Adjustments	Notes	(As Adjusted)
Assets:
Investments:
Fixed maturity securities:
Bonds available for sale, at fair value	$241,776	$-		$241,776
Other bond securities, at fair value	5,353	-		5,353
Equity securities, at fair value	624	-		624
Mortgage and other loans receivable	46,844	-		46,844
Other invested assets	17,966	100	(1)	18,066
Short-term investments, including restricted cash of $324	19,773	-		19,773
Total investments	332,336	100		332,436

Cash	2,738	1,698	(2)	4,436
Accrued investment income	2,312	-		2,312
Premiums and other receivables, net of allowance for credit losses and disputes	12,072	-		12,072
Reinsurance assets, net of allowance for credit losses and disputes	39,927	34,125	(3)	74,052
Deferred income taxes	13,975	698	(4)	14,673
Deferred policy acquisition costs	11,889	(454)	(5)	11,435
Other assets, net of allowance for credit losses, including restricted cash of $257	16,392	(2,527)	(6)	13,865
Separate account assets, at fair value	78,836	-		78,836
Total assets	$510,477	$33,640		$544,117
Liabilities:
Liability for unpaid losses and loss adjustment expenses, net of allowance for credit losses	$77,747	$-		$77,747
Unearned premiums	20,128	-		20,128
Future policy benefits for life and accident and health insurance contracts	49,803	(884)	(5)	48,919
Policyholder contract deposits	154,067	-		154,067
Other policyholder funds	3,460	-		3,460
Other liabilities	29,183	39,473	(6)(7)	68,656
Long-term debt	25,268	-		25,268
Debt of consolidated investment entities	10,142	-		10,142
Separate account liabilities	78,836	-		78,836
Total liabilities	448,634	38,589		487,223
Contingencies, commitments and guarantees				nil

AIG shareholders’ equity:
Series A Non-cumulative preferred stock and additional paid in capital, $5.00 par value; 100,000,000 shares authorized; shares issued: 2020 - 20,000; liquidation preference $500	485	-		485
Common stock, $2.50 par value; 5,000,000,000 shares authorized; shares issued: 2020 - 1,906,671,492	4,766	-		4,766
Treasury stock, at cost; 2020 - 1,045,380,884 shares of common stock	(49,334)	-		(49,334)
Additional paid-in capital	81,188	37	(6)	81,225
Retained earnings	24,062	(5,245)	(8)	18,817
Accumulated other comprehensive income (loss)	(994)	1,302	(5)(9)	308
Total AIG shareholders’ equity	60,173	(3,906)		56,267
Non-redeemable noncontrolling interests	1,670	(1,043)	(9)	627
Total equity	61,843	(4,949)		56,894
Total liabilities and equity	$510,477	$33,640		$544,117

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

AIG | Pro Forma Condensed Consolidated Financial Statements 3

American International Group, Inc.

Pro Forma Condensed Consolidated Statement of Income (unaudited)

	Three Months			Three Months
	Ended			Ended
	March 31, 2020	Pro Forma		March 31, 2020
(dollars in millions, except for common share data)	(As Reported)	Adjustments	Notes	(As Adjusted)
Revenues:
Premiums	$7,443	$(55)	(3)	$7,388
Policy fees	755	(23)	(3)	732
Net investment income	2,508	(35)	(10)	2,473
Net realized capital gains (losses)	3,519	245	(7)(10)	3,764
Other income	218	-		218
Total revenues	14,443	132		14,575
Benefits, losses and expenses:
Policyholder benefits and losses incurred	6,325	(436)	(3)	5,889
Interest credited to policyholder account balances	957	(40)	(3)	917
Amortization of deferred policy acquisition costs	1,862	(12)	(11)	1,850
General operating and other expenses	2,153	(18)	(12)	2,135
Interest expense	355	-		355
(Gain) loss on extinguishment of debt	17	-		17
Net (gain) loss on sale of divested businesses	216	-		216
Total benefits, losses and expenses	11,885	(506)		11,379
Income from continuing operations before income tax expense	2,558	638		3,196
Income tax expense	904	134	(13)	1,038
Income from continuing operations	1,654	504		2,158
Income (loss) from discontinued operations, net of income taxes	-	-		-
Net income	1,654	504		2,158
Less:
Net income (loss) from continuing operations attributable to noncontrolling interests	(95)	113	(14)	18
Net income attributable to AIG	1,749	391		2,140
Less: Dividends on preferred stock	7	-		7
Net income attributable to AIG common shareholders	$1,742	$391		$2,133

Income per common share attributable to AIG common shareholders:
Basic:
Income from continuing operations	$1.99			$2.44
Income from discontinued operations	$-			$-
Net income attributable to AIG common shareholders	$1.99			$2.44
Diluted:
Income from continuing operations	$1.98			$2.43
Income from discontinued operations	$-			$-
Net income attributable to AIG common shareholders	$1.98			$2.43
Weighted average shares outstanding:
Basic	874,213,630			874,213,630
Diluted	878,866,213			878,866,213

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

4 AIG | First Quarter 2020 Form 10-Q

American International Group, Inc.

Pro Forma Condensed Consolidated Statement of Income (unaudited)

	Year Ended			Year Ended
	December 31, 2019	Pro Forma		December 31, 2019
(dollars in millions, except for common share data)	(As Reported)	Adjustments	Notes	(As Adjusted)
Revenues:
Premiums	$30,561	$(260)	(3)	$30,301
Policy fees	3,015	(92)	(3)	2,923
Net investment income	14,619	(88)	(10)	14,531
Net realized capital gains (losses)	632	(5,818)	(7)(10)	(5,186)
Other income	919	-		919
Total revenues	49,746	(6,258)		43,488
Benefits, losses and expenses:
Policyholder benefits and losses incurred	25,402	(1,792)	(3)	23,610
Interest credited to policyholder account balances	3,832	(169)	(3)	3,663
Amortization of deferred policy acquisition costs	5,164	(49)	(11)	5,115
General operating and other expenses	8,537	(118)	(12)	8,419
Interest expense	1,417	-		1,417
(Gain) loss on extinguishment of debt	32	-		32
Net (gain) loss on sale of divested businesses	75	(98)	(15)	(23)
Total benefits, losses and expenses	44,459	(2,226)		42,233
Income from continuing operations before income tax expense	5,287	(4,032)		1,255
Income tax expense	1,166	(847)	(13)	319
Income from continuing operations	4,121	(3,185)		936
Income (loss) from discontinued operations, net of income taxes	48	-		48
Net income	4,169	(3,185)		984
Less:
Net income (loss) from continuing operations attributable to noncontrolling interests	821	(734)	(14)	87
Net income attributable to AIG	3,348	(2,451)		897
Less: Dividends on preferred stock	22	-		22
Net income attributable to AIG common shareholders	$3,326	$(2,451)		$875

Income per common share attributable to AIG common shareholders:
Basic:
Income from continuing operations	$3.74			$0.95
Income from discontinued operations	$0.05			$0.05
Net income attributable to AIG common shareholders	$3.79			$1.00
Diluted:
Income from continuing operations	$3.69			$0.93
Income from discontinued operations	$0.05			$0.05
Net income attributable to AIG common shareholders	$3.74			$0.98
Weighted average shares outstanding:
Basic	876,750,264			876,750,264
Diluted	889,511,946			889,511,946

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

AIG | Pro Forma Condensed Consolidated Financial Statements 5

American International Group, Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

The following pro forma adjustments have been presented in the unaudited pro forma condensed consolidated financial statements:

(1)	Adjustment to reflect the fair value of AIG’s 3.5 percent retained interest in Fortitude Holdings at the date of closing of the Majority Interest Fortitude Sale. AIG’s investment in Fortitude Holdings will be carried at cost upon deconsolidation.

(2)	Adjustment to reflect (i) approximately $1.8 billion of proceeds received by AIG under the Majority Interest Fortitude Sale (ii) a $383 million purchase price adjustment from Carlyle FRL and T&D, corresponding to their respective portions of a proposed $500 million non-pro rata distribution from Fortitude Holdings that was not received by AIG prior to the closing (iii) the receipt on May 26, 2020 of approximately $80 million of deferred compensation from TCG under the terms of the 2018 Fortitude Sale and (iv) a $561 million payment to Fortitude Re to purchase certain investment securities.

(3)	Adjustments to reflect reinsurance transactions between AIG and Fortitude Re that were previously eliminated in consolidation, but that have a continuing impact on AIG subsequent to the closing of the Majority Interest Fortitude Sale.

(4)	Adjustments to reflect, at the date of closing of the Majority Interest Fortitude Sale, the recognition of net deferred tax assets and liabilities directly attributable to the Majority Interest Fortitude Sale.

(5)	Adjustments to reflect, at the date of closing of the Majority Interest Fortitude Sale (i) a write-off of the Deferred policy acquisition costs (DAC) and value of business acquired (VOBA) that were determined to no longer be recoverable and (ii) the $1.3 billion release of shadow adjustments in accumulated other comprehensive income primarily related to future policy benefits concurrent with the closing of the Majority Interest Fortitude Sale. As a result of significant unrealized appreciation of investments in a sustained low interest rate environment coupled with widening corporate credit spreads AIG recorded shadow adjustments which reflected the change in future policy benefit liabilities with an offset to other comprehensive income.

(6)	Adjustments to reflect, at the date of closing of the Majority Interest Fortitude Sale (i) the removal of approximately $2.5 billion of assets and $14 million of liabilities held for sale, (ii) the reversal of AIG’s payable due to TCG related to adverse development in the property and casualty related reserves agreed to as part of the 2018 Fortitude Sale ($37 million) as TCG owns a minority interest in Fortitude Re, the payable to TCG has been reversed through additional paid-in capital, (iii) an approximate $80 million reduction in the receivable from TCG related to the $500 million non-pro rata distributions and (iv) the fair value of certain post closing purchase price adjustment and indemnifications to Fortitude Re ($112 million) recorded in other liabilities.

(7)	Adjustment to reflect the establishment of the funds withheld payable of approximately $39.4 billion related to the reinsurance transactions between AIG and Fortitude Re.

These reinsurance transactions between AIG and Fortitude Re were structured as modified coinsurance (“modco”) and loss portfolio transfer arrangements with funds withheld (“funds withheld”). In modco and funds withheld arrangements, the investments supporting the reinsurance agreements, and which reflect the consideration that would be paid to the reinsurer for entering into the transaction, are withheld by, and therefore continue to reside on the balance sheet of the ceding company (i.e., AIG) thereby creating an obligation for the ceding company to pay the reinsurer (i.e., Fortitude Re) at a later date. Additionally, as AIG maintains ownership of these investments AIG will maintain its existing accounting for these assets (e.g., the changes in fair value of available for sale securities will be recognized within other comprehensive income). As a result of the deconsolidation, AIG has established a funds withheld payable to Fortitude Re while simultaneously establishing a reinsurance asset representing reserves for the insurance coverage that Fortitude Re has assumed. The funds withheld payable contains an embedded derivative, and therefore, changes in fair value of the embedded derivative related to the funds withheld payable are recognized in earnings through realized capital gains (losses). This embedded derivative is considered a total return swap with contractual returns that are attributable to various assets and liabilities associated with these reinsurance agreements.

There is a diverse pool of assets supporting the modco and funds withheld arrangements. While the majority of these assets are available for sale fixed maturities, the primary remaining asset classes include commercial loans, real estate partnerships, private equity and hedge funds, policy loans and derivatives.

6 AIG | First Quarter 2020 Form 10-Q

(8)	Adjustments to reflect the impact to AIG retained earnings from the pro forma adjustments described herein as well as the loss on the sale of Fortitude Holdings.

At March 31, 2020, the pro forma financial statements reflect a total after-tax decrease to total AIG shareholders’ equity of $3.9 billion which includes AIG’s recognition of the loss related to the prepaid insurance assets and deferred acquisition costs recorded by the ceding subsidiaries associated with the affiliated reinsurance transactions executed with Fortitude Re.  The $3.9 billion reduction to AIG shareholders’ equity is comprised of a $5.2 billion after-tax loss recorded in retained earnings which is offset in part by a $1.3 billion increase in accumulated other comprehensive income. The $5.2 billion after-tax loss is comprised of (i) a $2.7 billion (after-tax) loss related to the write-off of $2.3 billion (after-tax) of prepaid insurance assets and $0.4 billion (after-tax) of deferred acquisition costs and (ii) $2.5 billion (after-tax) loss related to the incremental loss on the Majority Interest Fortitude Sale. The $1.3 billion (after-tax) increase in accumulated other comprehensive income is due to the release of shadow adjustments primarily related to future policy benefits concurrent with the closing of the Majority Interest Fortitude Sale. As a result of significant unrealized appreciation of investments in a sustained low interest rate environment coupled with widening corporate credit spreads AIG recorded shadow adjustments which reflected the change in future policy benefit liabilities with an offset to other comprehensive income.

The total after-tax pro forma loss of $3.9 billion is based upon market conditions that existed as of March 31, 2020 and other assumptions stated in these unaudited pro forma condensed consolidated financial statements, and accordingly, the amount of such loss and changes recorded in AIG’s second quarter financial statements will differ from the amounts presented herein.

(9)	Adjustments to reflect, at the date of closing of the Majority Interest Fortitude Sale (i) the removal of the accumulated other comprehensive income associated with Fortitude Holdings ($44 million) and (ii) the elimination of TCG’s noncontrolling interest in Fortitude Holdings ($1.0 billion).

(10)	Adjustments to eliminate Net investment income and Net realized capital gains / losses related to invested assets owned by Fortitude Holdings for the three months ended March 31, 2020 and the year ended December 31, 2019. Fortitude Holdings had net realized gains of approximately $0 and $11 million for the three months ended March 31, 2020, and the year ended December 31, 2019, respectively.

(11)	Adjustments to eliminate amortization of DAC and Value of Business Acquired that would not have been recognized if the Majority Interest Fortitude Sale occurred on January 1, 2019.

(12)	Adjustments to eliminate general operating expenses incurred by Fortitude Holdings.

(13)	Adjustments to reflect the income tax impact associated with the pro forma adjustments. Income tax impacts were computed using the federal statutory tax rate of 21 percent.

(14)	Adjustments to reflect the elimination of TCG’s noncontrolling interest in Fortitude Holdings.

(15)	Adjustment to eliminate the held for sale loss accrual on Fortitude Holdings.

AIG | Pro Forma Condensed Consolidated Financial Statements 7